Exhibit 21.1

SUBSIDIARIES
Subsidiary Name	Jurisdiction of Organization
Rallybio, LLC	Delaware
Rallybio IPA, LLC	Delaware
Rallybio IPB, LLC	Delaware
IPC Research, LLC	Delaware
Rallybio IPE, LLC	Delaware
Rallybio IPF, LLC	Delaware